EXHIBIT 99

                             [Southwest Letterhead]

CONTACT:          RICK J. GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230

RELEASE DATE:     April 3, 2001

         SOUTHWEST BANCORP, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM

         April 3, 2001,  Stillwater,  Oklahoma . . . . Southwest  Bancorp,  Inc.
(NASDAQ  National  Market--OKSB,  OKSBO)  today  announced  that  its  board  of directors has authorized the repurchase of up to an additional 5%, or approximately 190,000 shares. The additional repurchases would be made in connection with shares expected to be issued under Bancorp's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until March 31, 2002, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting and other factors. Southwest's previously authorized share repurchase program expires on April 30, 2001.

         Rick J. Green, President and Chief Executive Officer of Southwest Bancorp, stated that the company believes the share repurchase program is in the best interests of Southwest and its shareholders. Southwest's outstanding shares of common stock trade on the Nasdaq National Market under the symbol OKSB, and closed at a price of $22.25 per share on April 2, 2001.

OKLAHOMA'S OWN SOUTHWEST BANCORP, INC.

         Southwest Bancorp, Inc., and the Stillwater National Bank and Trust Company are independent, Oklahoma institutions, and are not controlled by out of state organizations or individuals. Southwest has established and pursued a strategy of independent operation for the benefit of all of its shareholders, and has capitalized on its position as an Oklahoma owned and operated banking organization to increase its banking business.

         Southwest offers a broad range of commercial and consumer lending and deposit services, and devotes substantial efforts to marketing and providing services to local businesses, their primary employees, and to other managers and professionals living and working in its Oklahoma market areas. Southwest's marketing and delivery system does not rely on an extensive branch network. Stillwater National operates six offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma; loan production offices on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa and a marketing presence in the Student Union at Oklahoma State University-Stillwater and in two American Automobile Association ("AAA") Oklahoma offices as sole provider of financial services for the AAA Oklahoma organization. Stillwater National offers Internet banking services to commercial and individual customers through SNB DirectBanker(TM). As of December 31, 2000, Southwest had consolidated assets of approximately $1.2 billion.

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